UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2023

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	B	New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on June 5, 2023, Barnes Group Inc. (“Barnes”) entered into a Stock Purchase Agreement (the “Agreement”) with MB Aerospace Group Holdings Limited, a Cayman Islands limited company, pursuant to which and subject to the terms and conditions set forth therein, Barnes agreed to acquire MB Aerospace Holdings Inc. (the “Transaction”).

On June 22, 2023, in connection with the Transaction, Barnes entered into Amendment No. 3 to Credit Agreement (the “Amendment”) by and among Barnes, certain subsidiaries of Barnes party thereto and the lenders party thereto, pursuant to which the parties thereto amended the Sixth Amended and Restated Senior Unsecured Revolving Credit Agreement, dated as of February 10, 2021 (as amended by that certain LIBOR Transition Amendment, dated as of October 11, 2021, that certain Amendment No. 1 to Credit Agreement, dated as of April 6, 2022 and that certain Amendment No. 2 to Credit Agreement, dated as of June 5, 2023, the “Existing Credit Agreement”), by and among Barnes, certain subsidiaries of Barnes party thereto and certain participating banks and financial institutions.

Upon the effectiveness of the Amendment, the Existing Credit Agreement was amended (as amended, the “Effective Date Credit Agreement”) to, among other things, include customary “certain funds” provisions applicable to a portion of the revolving commitments in an amount equal to $300 million plus the amount needed for a redemption of Barnes’ existing 3.97% senior notes due 2024.

Upon the consummation of the Transaction, certain amendments to the Effective Date Credit Agreement will become effective (as amended, the “Closing Date Credit Agreement”) to permit the Transaction, including, among other things, to: (i) permit the assumption and/or incurrence of indebtedness and liens in connection with the Transaction; (ii) remove the senior leverage ratio; (iii) increase the maximum leverage ratio to 5.50:1, subject to step-downs to (a) 5.00:1 beginning with the fiscal period ending June 30, 2024, (b) 4.50:1 beginning with the fiscal period ending December 31, 2024 and (c) 4.00:1 beginning with the fiscal period ending June 30, 2025, subject to a 0.50:1 step up in connection with permitted acquisitions on and after June 30, 2024; (iv) lower the minimum interest coverage ratio to 3.00:1; (v) grant the administrative agent (for the benefit of the secured lenders) a security interest in substantially all of the present and after-acquired assets of Barnes and each guarantor (subject to certain exceptions); (vi) increase the Applicable Margin (as defined in the Closing Date Credit Agreement) to range from 1.375% to 2.50% for €STR, SOFR, and alternative currency loans and to range from 0.375% to 1.50% for base rate loans, in each case depending on the leverage ratio; and (vii) make certain other changes set forth therein.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference in response to this Item 1.01.

The Transaction has not yet been consummated and there can be no assurance that the Transaction will be consummated as contemplated, or at all.  For further information regarding the Transaction, please see Barnes’ Current Report on Form 8-K filed with the SEC on June 5, 2023.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K  contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address our expected future operating and financial performance and financial condition, and often contain words such as “anticipate,” “believe,” “expect,” “plan,” “strategy,” “estimate,” “project,” and similar terms.  These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements.  These risks include uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our ability to successfully close and integrate and achieve anticipated synergies associated with recently announced and future acquisitions, including the acquisition of MB Aerospace described herein; risks associated with international sales and operations, including with respect to the forecasted growth of MB Aerospace’s businesses; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve.  A detailed discussion of these and other factors that may affect our future results is contained in Barnes Group Inc.’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q, and 8-K.  Barnes assumes no obligation to update our forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following Exhibits are filed herewith as part of this report:

Exhibit No.	Description of Exhibit

10.1
Amendment No. 3 to Credit Agreement, dated as of June 22, 2023, by and among Barnes Group Inc., certain subsidiaries signatory thereto, the lenders and other parties signatory thereto and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 26, 2023	BARNES GROUP INC.
(Registrant)

		By	/s/ Jay B. Knoll
Jay B. Knoll
Senior Vice President, General Counsel